Exhibit 2.5

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange

Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each ADSs representing six Class A ordinary shares of VNET Group, Inc. (“VNET,” “we,” “our,” “our company,” or “us”) are listed and traded on the NASDAQ Global Select Market and, in connection therewith, the Class A ordinary shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exhibit contains a description of the rights of (i) the holders of Class A ordinary shares and (ii) the holders of ADSs. Class A ordinary shares underlying the ADSs are held by Citibank N.A., as depositary, and holders of ADSs will not be treated as holders of Class A ordinary shares.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective fifth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of the Class A ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 1.1 to amendment No.1 of our annual report on Form 20-F for the year of 2022 filed with the SEC on February 1, 2024.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A ordinary share has par value of US$0.00001. The number of Class A ordinary shares that have been issued (excluding (i) treasury shares and (ii) Class A ordinary shares in the form of ADSs that are reserved for issuance upon the exercise of share incentive awards) as of the last day of the fiscal year covered by the annual report on Form 20-F with which this Exhibit 2.5 is filed or incorporated by reference is provided on the cover of such annual report on Form 20-F. Our Class A ordinary shares may be held in either certified or uncertified form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of Class A ordinary shares of VNET do not have preemptive right.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a multi-class voting structure such that our authorized ordinary shares consist of Class A ordinary shares, Class B ordinary shares, Class C ordinary shares and Class D ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while (i) holders of Class B ordinary shares are entitled to ten votes per share and (ii) holders of Class C ordinary shares are entitled to one vote per share, except that we shall only proceed with the following matters with the written consent of the holders holding a majority of the issued and outstanding Class C ordinary shares or with the sanction of a special resolution passed at a separate meeting of the holders of the issued and outstanding Class C ordinary shares:

•

any appointment or removal of directors other than the appointment or removal of directors that is made pursuant to a shareholder’s right under the Investor Rights Agreement, dated January 15, 2015, among the Company, King Venture Holdings Limited, Xiaomi Ventures Limited and certain other parties named therein, and the Share Subscription Agreement, dated May 23, 2016, between Company and Tuspark Innovation Venture Limited;

•

entry into any agreement by us or our subsidiaries with any shareholder who holds more than 10% of our issued and outstanding share capital or such shareholder’s affiliate, other than agreements entered into in our ordinary course of business with a total contract amount below 10% of our consolidated total revenue in the most recent completed fiscal year; and

•	any proposed amendments to our memorandum and articles of associations that will amend, alter, modify or change the rights attached to Class C ordinary shares.

Holders of Class D ordinary shares are entitled to 500 votes per share.

Due to the super voting powers attached to the Class B ordinary shares, the Class C ordinary shares and Class D ordinary shares, the voting power of holders of the Class A ordinary shares may be materially limited.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F) General

Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares, Class C ordinary shares and Class D ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares, Class C ordinary shares and Class D ordinary shares have the same rights except for voting and conversion rights (as described in more details below). Our ordinary shares are issued in registered form, and are issued when registered in our register of members (shareholders). Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Conversion

Each Class B ordinary share, each Class C ordinary share and each Class D ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares, Class C ordinary shares or Class D ordinary shares or preferred shares under any circumstances.

Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any Person or entity who is not an existing holder of such Class B ordinary sharess, the Founder, an Affiliate of the Founder, or a Founder Affiliate, or upon a change of control of the ultimate beneficial ownership of any Class B ordinary shares to any Person or entity who is not an existing holder of Class B ordinary shares, the Founder, an Affiliate of the Founder, or a Founder Affiliate, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

For Class C ordinary shares, the following conversion mechanism is not incorporated into the Company’s memorandum and articles of association, but is nevertheless agreed to with the respective shareholders or documented in the Company’s authorization. Upon any sale, transfer, assignment or disposition of such number of Class C ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class C ordinary shares through voting proxy or otherwise to any person that is not an Affiliate of such holder, or upon the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class C ordinary shares that is an entity to any person that is not an Affiliate of such holder, any number of Class C ordinary shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares.

Upon any sale, transfer, assignment or disposition of Class D ordinary shares by a holder thereof to any Person or entity who is not an existing holder of such Class D ordinary shares, the Founder, an Affiliate of the Founder, or a Founder Affiliate, or upon a change of control of the ultimate beneficial ownership of any Class D ordinary shares to any Person or entity who is not an existing holder of Class D ordinary shares, the Founder, an Affiliate of the Founder, or a Founder Affiliate, such Class D ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting Rights

In respect of matters requiring shareholders’ votes, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to ten votes, and each Class C ordinary shares is entitled to one vote per share, except that we shall only proceed with the following matters with the written consent of the holders holding a majority of the issued and outstanding Class C ordinary shares or with the sanction of a special resolution passed at a separate meeting of the holders of the issued and outstanding Class C ordinary shares: (i) any appointment or removal of directors other than the appointment or removal of directors that is made pursuant to a shareholder’s right under the Investor Rights Agreement, dated January 15, 2015, among the Company, King Venture Holdings Limited, Xiaomi Ventures Limited and certain other parties named therein, and the Share Subscription Agreement, dated May 23, 2016, between Company and Tuspark Innovation Venture Limited (the “Restrictions on Appointment or Removal of External Investors Directors Clause”); (ii) entry into any agreement by us or our subsidiaries with any shareholder who holds more than 10% of our issued and outstanding share capital or such shareholder’s affiliate, other than agreements entered into in our ordinary course of business with a total contract amount below 10% of our consolidated total revenue in the most recent completed fiscal year; and (iii) any proposed amendments to our memorandum and articles of associations that will amend, alter, modify or change the rights attached to Class C ordinary shares. For the avoidance of doubt, due to the exit of certain external investors, the Restrictions on Appointment or Removal of External Investors Directors Clause has ceased to be effective.

Our board of directors has approved and authorized the issuance of up to 555,000 Class D ordinary shares to Mr. Sheng Chen, our founder and cochairperson. The increase of authorized share capital to include Class D ordinary shares was approved by the Company's shareholders at the extraordinary general meeting held on October 5, 2023. The Class D ordinary shares will have the same rights as the Company’s existing Class B ordinary shares except for voting rights, and holders of Class D ordinary shares shall be entitled to 500 votes per share on all matters submitted to shareholder vote. The proposed issuance of Class D ordinary shares is subject to and conditional upon the occurrence of conversion of pledged Class B ordinary shares beneficially owned by Mr. Sheng Chen into Class A ordinary shares upon a transfer to any person who is not an affiliate of Mr. Sheng Chen (each, a “Class B Conversion”). Following each Class B Conversion, the Company will issue a number of Class D ordinary shares to Mr. Sheng Chen that is equal to one-fiftieth (1/50) of the number of converted Class B ordinary shares, with fractional shares rounded down to the nearest whole share. The purchase price for each Class D ordinary share shall be equal to the volume weighted average price of the Company’s ADSs for the 30 trading days immediately prior to applicable issuance date, adjusted by the ADS-to-share ratio. As of the date of this annual report, no Class D ordinary shares has been issued.

Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of the meeting or by any three shareholders entitled to vote at the meeting, or one or more shareholders holding at least 10% of the paid-up voting share capital or 10% of the total voting rights entitled to vote at the meeting (“Present”)

A quorum required for a meeting of shareholders consists of at least one shareholder Present or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than one-third of the voting power of the shares in issue carrying a right to vote at a meeting of shareholders. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a requisition to the directors made by shareholders holding in aggregate at least one-third of the voting power of the shares in issue carrying a right to vote at a meeting of shareholders. Advance notice of at least 14 days is required for a meeting of shareholders.

An ordinary resolution to be passed by the shareholders requires a simple majority of votes attaching to the ordinary shares cast in a general meeting while a special resolution requires no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the Shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. A special resolution is required for matters including, but not limited to, amending the memorandum and articles of association of the company, reducing share capital and winding up. Our Shareholders may affect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares, and the cancellation of any authorized but unissued shares.

Transfer of Shares

Subject to the restrictions of our memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; I the shares transferred are free of any lien in favor of us; and (f) a nominal processing fee determined to be payable by our directors (not to exceed the maximum sum as Nasdaq may determine to be payable) has been paid to us in respect thereof.

If our directors refuse to register a transfer, they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers may not be suspended and the register may not closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up, if the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner of such purchase has been approved by an ordinary resolution of our shareholders, or the manner of purchase is in accordance with the procedures set out in our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records.

Holders of our ordinary shares will have no right to inspect our corporate records except as conferred by Cayman Islands law or authorized by the board or by a special resolution of the shareholders.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Whenever the capital of our company is divided into different classes, the rights attached to any such class of shares may, subject to any right or restriction attached to any class, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of shareholders who are non-residents of the Cayman Islands in holding or voting their Class A ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders and limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the Cayman Islands or under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is modeled after that of the English companies legislation but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;
•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a takeover offer is made and accepted, in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The ability of Cayman Islands companies to provide in their articles of association for indemnification of officers and directors is not limited, except that any indemnity would not be effective if it were held by the Cayman Islands courts to be contrary to public policy, which would include any attempt to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in the Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or Persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company including a duty to act bona fide in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under the Memorandum and Articles of Association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other Person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Memorandum and Articles of Association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the proposals so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (v) is removed from office pursuant to any other provisions of the Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such Person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the Person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and
(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association and as permitted by the Companies Act, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act, the Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Anti-takeover Provisions

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders and limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by foreign law or by the Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in the Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under the Memorandum and Articles of Association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions. Our board of directors may authorize the division of our shares into any number of classes and the different classes shall be authorized, established and designated (or redesignated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by our board of directors. Our board of directors may issue shares with such preferred or other rights, all or any of which may be greater than the rights of Class A ordinary shares, at such time and on such terms as they may think appropriate.

Exempted Company.

The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of members is not required to be open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue no par value shares;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by ordinary resolutions:

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;
•

subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Citibank, N.A., as depositary, registers and delivers the ADSs. Each ADS represents ownership of six Class A ordinary shares, deposited with Citibank Hong Kong, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The office of the custodian is located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong. The principal executive office of the depositary is located at 388 Greenwich Street, New York, New York, 10013.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, do not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary is the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt (“ADR”) which contains the terms of your ADSs. The deposit agreement has been filed with the SEC as an exhibit to a Registration Statement on Form S-8 (File No. 333-177273), as amended, for our company on October 13, 2011. The form of ADR is on file with the SEC (as a prospectus) and was filed on April 21, 2011.

Holding the ADSs

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the direct registration system, or DRS). The direct registration system reflects the uncertificated, or book-entry, registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary share ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Class A ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class A ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•	we fail to deliver satisfactory documents to the depositary bank; or
•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder of Class A ordinary shares in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to purchase additional Class A ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or
•	we do not deliver satisfactory documents to the depositary bank; or
•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class A Ordinary Shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value; a split-up, cancellation, consolidation or reclassification of such Class A ordinary shares; or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you; amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6; call for the exchange of your existing ADSs for new ADSs; and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class A ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Ordinary Shares

The depositary bank may create ADSs on your behalf if you or your broker deposits Class A ordinary shares with the custodian. The depositary bank will deliver these ADSs to the Person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.
•	You are duly authorized to deposit the Class A ordinary shares.
•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the Class A ordinary shares represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; and
•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

The depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such shareholder meeting or any shareholder Present. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the Class A ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote all Class A ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs. In the event of voting by poll, Class A ordinary shares in respect of which no timely voting instructions have been received from ADS holders will not be voted.

In order to give you a reasonable opportunity to instruct the depositary bank as to the exercise of voting rights relating to deposited securities, if we request the depositary bank to act, pursuant to the deposit agreement, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date, although our post-IPO memorandum and articles of association only otherwise require an advance notice of at least 14 days.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service		Fees
•	Issuance of ADSs	Up to U.S. 5¢ per ADS issued
•	Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
•	Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
•	Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. 5¢ per ADS held
•	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
•	Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the Depositary
•	Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•

fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;
•	expenses for cable, telex and fax transmissions and for delivery of securities;
•	taxes and duties upon the transfer of securities (i.e., when Class A ordinary shares are deposited or withdrawn from deposit); and
•	fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the record holders of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights), the depositary bank charges the applicable fee to the record date ADS holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in the direct registration system), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary Bank

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any Person presenting Class A ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other Person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

The deposit agreement specifically states that no disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to certain terms and conditions, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of Class A ordinary shares. These transactions are commonly referred to as “pre-release transactions” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive full collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any or all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs, or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;
•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and
•	hold the foreign currency (without liability for interest) for the applicable holders.